EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-234505) on Form S-8 of Mayville Engineering Company, Inc. of our report dated June 29, 2022, relating to the financial statements and supplemental schedule with respect to the Mayville Engineering Company, Inc. 401(k) Plan for the year ending December 31, 2021, which appears in this Form 11-K.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 29, 2022